Exhibit 99

122440 Inwood Road, Suite 300 Dallas, Texas 75244 Tel: 972-387-1487 Fax: 972-490-9119

PRESS RELEASE

FOR IMMEDIATE RELEASE

March 31, 2004	NYSE: USV and USV-pa

U.S. Restaurant Properties, Inc. Announces

May Common Stock and June Preferred Stock Dividends and Provides Earnings Guidance

Dallas, TX— U.S. Restaurant Properties, Inc. (NYSE: USV) announced today that the Company’s Board of Directors has approved the May monthly common stock dividend of $0.11 per share (which equates to an annual rate of $1.32 per share). The May monthly common stock dividend will be paid on May 14, 2004 to stockholders of record on April 30, 2004. The Board also approved the June quarterly Series A Preferred Stock (NYSE: USV-pa) dividend of $0.4825 per share (which equates to an annual rate of $1.93 per share), which is payable on June 15, 2004 to stockholders of record on June 1, 2004.

The Company also issued comments and guidance relating to its operating results.

The Company’s property portfolio continues to perform well, reflecting the strong tenants that have been built over the last two years. Variables affecting the 2004 results include the following:

NET ACQUISITION VOLUME AND DELEVERAGING - From a small pipeline of deals at the end of the fourth quarter of 2003, the Company’s current volume of deals under contract or letter of intent has grown to $46 million, including $25 million of Captain D’s properties. The average cap rate associated with this pipeline is approximately 10%, and the Company has over $60 million of capacity available to fund acquisitions. The timing of these acquisitions is behind plan for the year, but the Company expects to complete approximately $30 million in the second quarter. The Company’s acquisitions of properties and mortgage notes in the first quarter are offset by dispositions of rent producing properties and mortgage notes. In addition, the Company’s interest income in the first quarter is significantly less than the fourth quarter of 2003, due to receipt of a $17 million payment on mortgage notes at the end of 2003. The Company’s debt level is down to $312 million. While improving the balance sheet, this deleveraging creates a drag on funds from operations (FFO) growth. Gains on property sales are ahead of plan for the first quarter, which increase net income and cash available for dividends; however, gains are not included in the calculation of FFO.

TRANSITIONAL RETAIL OPERATIONS - The dramatic rise in gasoline and oil costs during the last few months (and March in particular) has squeezed retail fuel margins to the point that the retail operation, although still profitable, is behind plan. The Company expects fuel margins to rebound, but the timing of the rebound is unknown. The Company estimates that the margin squeeze will reduce first quarter FFO by approximately $0.03 per share versus fourth quarter 2003.

NON-CASH CHARGES - As in prior periods, the Company will have non-cash expenses in the first quarter and expects to continue to have such expenses throughout the year related to the impairment of long-lived assets as a result of the Company’s regular analysis of real property assets, which will reduce FFO in the quarter incurred.

CAPITAL STRUCTURE - Given the favorable interest rate and lending environment, the Company may explore options later in the year related to $111 million of debt maturing in May 2005. These options may include refinancing, pre-payment or extension at more favorable rates. Any pre-payment could contractually include a make-whole fee, which would reduce FFO in the quarter incurred.

Management will comment on the effect of these variables in each quarter’s conference call. For the first quarter, the Company expects that FFO will be approximately $0.30 per share, with net income substantially above the first quarter of last year. The second quarter will be particularly sensitive to the timing of the planned acquisitions and retail fuel margins. For the last half of 2004, the Company expects FFO will be in excess of $0.70 per share. The Company plans to release its full first quarter earnings on May 5, 2004, followed by its earnings conference call on May 6, 2004. The specifics of the conference call will be provided in a separate press release at a later date.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT). The Company’s strategy focuses primarily on acquiring, owning and leasing restaurant properties. The Company also owns and leases a number of service station properties, most of which include convenience stores (referred to as C&Gs). The company currently owns or finances approximately 779 properties located in 48 states. U.S. Restaurant Properties, Inc. leases its properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®. The Company’s C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147 or visit the Company’s website, www.usrp.com.

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